EXHIBIT 23.1

                 Consent of CD Farber Law Corporation



     The consent of CD Farber Law Corporation to include its opinion regarding the legality of the issuance of shares is set forth in CD Farber Law Corporation's opinion attached as Exhibit 5.1 to the Registration Statement on Form SB-2 dated March 14, 2003.